EXHIBIT 5.1

December 1, 2025

Upexi, Inc.

3030 Rocky Point Drive, Suite 420

Tampa, Florida 33607

Ladies and Gentlemen:

We have acted as counsel to Upexi, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale by the selling securityholders listed therein (the “Selling Securityholders”) of up to 6,578,948 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”). Of the Shares being registered, there are (i) 3,289,474 shares are presently issued and outstanding and owned by the Selling Stockholder (the “Outstanding Shares”) and (ii) 3,289,474 shares (the “Warrant Shares”) issuable to such Selling Stockholders underlying common stock purchase warrants (the “Common Warrants,” and, collectively with the Outstanding Shares, the “Shares”) issued pursuant to those certain Securities Purchase Agreement  dated November 26, 2025, by and between the Company and the Selling Stockholder (the “Purchase Agreement”) and collectively with the Warrants, the “Offering Documents”).

The Shares may be offered from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, as set forth in the Registration Statement, any amendment thereto, the prospectus contained in the Registration Statement (the “Prospectus”) and one or more supplements to the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Offering Documents. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

UPEXI, Inc. December 1, 2025 Page 2 of 2

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

a)	The Outstanding Shares have been duly and validly issued and are fully paid and nonassessable; and

b)

The Warrant Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the Delaware General Corporation Law and the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,